Exhibit 10.1

Termination of
Working Interest Purchase and Sale

This Termination agreement effective the 28th day of April, 2009 terminates the WORKING INTEREST PURCHASE AND SALE AGREEMENT (“the Agreement”) entered into on the 29 th day of January, 2009, by and between Wellington Capital Management Inc., whose address is, Centerville House, 4th Floor, 2nd Terrace West, Nassau, Bahamas, a Bahamas corporation (“Seller”), and Tiger Renewable Energy Ltd. whose address is, Sino Favour Centre, 1 On Yip Street, Suite 1302, Chai Wan, Hong Kong, a Nevada Corporation, (“Purchaser”) and

Seller and Purchaser are sometimes collectively referred to herein as “the Parties”.

WITNESSETH

WHEREAS, the parties mutually agree to Terminate the Working Interest Purchase and Sale as provided for under paragraph K of the Working Interest Purchase and Sale agreement which covered approximately 323 net acres in the Fowlkes Station leases GP Project Area; and are legally described as;

1) Cochran B Lease:

Oil and Gas Lease dated January 28, 1922 and recorded in Volume 201, Pages 155 21 et seg. of the Deed Records of Wichita County, Texas by and between N.O. Danoigar, an lessor, and X.E. Timblin, as lessee, but only insofar as the said Oil and Gas Lease covers the following lands:

A tract of 20 acres out of the Northeast one-fourth of Section 14, H i C N RR. Co. Survey, A-397, Wichita County, Texas, described by metes and bounds as follows;

BEGINNING a distance of 237.5 varas East of the Northwest corner in the North line of a 320 acre tract conveyed to B.S. Cochran by E.T. Brown; THENCE South parallel with the west line of the said E.T. Brown tract a distance of 475 varas to a stakes THENCE East 237.3 wares parallel to the North Line of the said E.T. Brown tracts THENCE North 475 varas parallel to the West line of the said Brown tract; THENCE West 237.5 varas to the PLACE OF BEGINNING, said 20 acre tract also being the East 1/2 of the Northwest 1/4 of the Northeast 1/4 of Section 14, H & G N RR. Co. Survey, A-397, Wichita County, Texas, limited to depths from the surface down to 2,000 feet subsurface.

2) Cochran C Lease:

Oil and Gas Lease dated June 3, 1913 and recorded in Volume 65, Pages 537 et. Seg.of the Deed Records of Wichita County, Texas by and between J,K. Parr, Trustee, as lessor, and W.H. Caperton, as lessee, but only insofar as the said oil and Gas Lease covers the following lands:

A tract of 20 acres out of the Northeast one-fourth of Section 14, H a 0 N RR. Co: Survey, A-397, Wichita County, Texas, described by mates and bounds as follows,
BEGINNING at the Northwest corner of the Northeast one-fourth of the said Section 14; THENCE East 237.5 vans to a stake! THENCE South 475 varas to a stakes THENCE West 237.5 varasi THENCE North 475 varas to the PLACE OF BEGINNING, limited to depths from the surface down to 7,000 foot subsurface.

3) White Lease:

Oil and Gas Lease dated September 15, 1954 and recorded in Volume 644, Pages 22 nt dna. of the deed Records of Wichita county, Texas by and between James M. White, Sr., and others, as lessor, and Ace Reid, and others, as lessee, but only insofar as the said Oil and Gas Lease covers the following lands:

A tract of 60 acres, Vlore or labs, out H & G N Ry Co. Survey Ho. 1141A-147, in Wichita County, Texas, limited to the depths from the surface down to 2,700 feet subsurface, the said 60 acre tract being more particularly described as follows:

Being A part of an original lease of 120 acres of land, from James E. White, Jr., et al, to Ace Reid, et al, dated September 15, 1954 and recorded in Volume 644, Page 31, Deed Records of Wichita County, Texas and being described as follows:

Being a part of a certain 402.5 acres of land out of the H & G N RR. Co. Survey No. 11, Abstract 147, which lies  south of the FW and DC RR. right-of-way, Wichita County,  Texas, and further described as follows:

BEGINNING at a point in the West Boundary line of said Survey No. 11, Abstract No. 147, which point is 3,100 feet North from the Southwest corner of said Survey, and which point is the Northwest corner of a certain 40 acre tract previously assigned by Ace Reid, et al, to W.F. Palmer; THENCE East along the North line of said Palmer 40 acre tract 1,980 feet to a stake for corner, THENCE South along the east line of said Palmer 40 acre tract 660 feet to a stake in the North line of a tract of land under lease to S.W. Owens as described in the lease agreement dated February 16, 1948 and recorded in Volume 474, Pages 243 It Eta. of the Deed Records of Wichita County, Texas;

THENCE East along the North line of said Owens 80 acre tract of land 1,9801feet to a stake in the right-of-way of the FW A DC RR. Co. Survey; THENCE North 63• West along the boundary line of the FW & DC RR. Co. right-of-way 4,524 feet to the Northwest corner of said 402.5 acre tract: THENCE South along the West boundary line of said Survey 11 to the PLACE OF BEGINNING, limited to the production of oil from the surface down to a depth of 2,700 feet subsurface.

THERE IS EXCEPTED FROM THE ABOVE DESCRIBED PROPERTY AND  NOT COVERED HEREBY all of the following described, Lots and blocks out of what is known as the subdivision of the Fowlkes Townsite and H. B. Hines, et al land according to plat thereof and being a subdivision of said 402.5 acres of land, to wit: Lots 22, 23 & 24 of Block 21 Lots 22, 23 & 24 of Block 3; all of Block No. 4; Lots 21, 24, 23 & 24 of Block No. 6, Lot 24 of Block 8.

4) James White Lease:

James White Lease being a tract of forty acres, more or less, out of H & G N RR. Co. Survey Number 11, Abstract 147, in Wichita County, Texas, being more particularly described as follows: Being a part of an original lease of 120 acres of land from James M. White, Jr. et al, to Ace Reid, et al, dated September 15, 1954 and recorded in volume 644, Page 31, Deeds Records of Wichita County, Texas and being described as follows: Being a part of a certain 402.5 acres of land out of the H & G N RR Co. Survey No. 11, Abstract 147, which lies South of the FW & DC RR. Right-of-Way, Wichita County, Texas, and further described as follows:
Beginning at a point in the West boundary line of said Section No. 11, H & G.N. RR. Co. Survey, Abstract No. 147 which point is 2310 feet north from the Southwest (S.W.) corner of said survey;
Thence East 1319.51 feet to a point in the West line of a certain 80 acre tract of land which was under lease of Oil and Gas to W.M. Owens as described in the lease agreement dated Feb. 16, 1948, recorded in Vol. 474, page 243 Deeds Records of Wichita County, Texas;

Thence North along the West boundary line of said Owens 80 acre tract of land 330 feet to its Northwest (N.W.) corner;
Thence East along the North line of said Owens 80 acre tract of land 660 feet to corner;
Thence North parallel to the West boundary line of said survey No. 11 a distance of 1980 feet to the West boundary line of said survey; Thence South along the West boundary line of said survey No. 11 a distance of 990 feet to the point of beginning, and containing 40 acres of land;

5) Lincoln Lease:

Oil and Gas Lease dated October 12, 1954 and recorded in Volume 643, Pages 421 et seg. of the Deed Records of Wichita County, Texas by and between Abe Lincoln, as lessor, and Winfrey Drilling Company, as lessee, but only insofar as the said on and Gas Lease covers the following lands:

All of the East 20 acres of the Southwest one-fourth or the Northeast one-fourth of Block 14 L.M.. Collins Survey, A-397, in Wichita County, Texas, limited to the depths from the surface down to 2,000 feet subsurface.

6) Abe Lincoln Lease:

        1) Oil and Gas Lease dated October 13, 1954 and recorded in Volume 643, Pages 29 et seg. of the Deed Records of Wichita County, Texas by and between Abe Lincoln, as lessor and L.Frank Palmer, as lessee; and

         2) Oil and Gas Lease dated October 13, 1954 and recorded in Volume 643, Pages 27 et seg of the Deed Records of Wichita county,  Texas by and between Minnesota Mutual Life Insurance co., as  lessor, and L.Frank Palmer, as lessee;

but only insofar as the said oil and Gas Leases cover all of that portion of the East one-half of the Northeast one-fourth of Section 14, L.M. Collins Survey, A-397, in Wichita County, Texas lying South of the South line of the Fort Worth and Denver right-of-way, consisting of 73 acres, more or less, limited to the depths from the surface down to a depth of 2,000 feat subsurface.

Oil and Gas Lease dated September 15, 1954 and recorded in Volume 644, Pages 32 et seg. of the Dead Records of Wichita County, Texas by and between James N. White, Jr., at al, as lessor, and Ace Reid, and others, as lasses, but only insofar as the said Oil and Gas Lease covets a 40 ace tract of land out of the H&G N Ry Co. Survey No. 11, A-147; Wichita County, Texas, as to depths from 701 fact subsurface down to 2,700 fast subsurface, the said' 40 acre tract being more particularly described in that certain Assignment of -oil and Gas Lease recorded in volume 644, Pages 34 et seg• of the Deed Records of Wichita County,  Texas to which reference is here made.

7) Douglas /Douglas D Lease:

Oil and Gas Lease dated August 25. 1954 and recorded in volume 639. Pages 161 ~ lag. or the Deed Records of Wichita County, Texas by and between Minnie L. Douglas, and others, as lessor, and W.F. Palmer, and others, as lessee, but only insofar as the said Oil and Gas Lease covers the following lands:

All of the East 70 acres of the North 80 acres of the West One-half of Section 14, L.M. Collins Survey, A-397, in Wichita County, Texas, limited to the depths from the surface down to 2,100 Cast subsurface

2. Oil and GAS Lease dated October 18, 1954 and recorded in Volume 642, Pages 145 et seg. of the Deed Records of Wichita County, Texas by and between Minnie L. Douglas, and others, as Lessor, and W.F. Palmer, and others, as lessee, but only insofar as' the said Oil and Gas Lease covers the following lands:

All of the East 112 of the Southeast 1/4 of the Northwest 1/4 of Section 14, L.M. Collins Survey, A-397 in Wichita  County, Texas, limited to the depths from the surface down to 2,100 feet subsurface.

Oil and Gas Lease dated September 27, 1954 and  recorded in Volume 642, Pages 149 at seg.of the Deed Records of Wichita County, Texas by and between Douglas Mineral Trust, as lessor, and W.F. Palmer, as lessee, but only insofar as the said Oil and Gas Lease covers the following lands:

All of the West one-half of the Southwest one-fourth of the Northeast one-fourth ~t Section 14, L.M. Collins survey, A-397, Wichita County, Texas, consisting of 20 acres, more or less, limited to the depths from the surface down to 2,100 feet subsurface.

WHEREAS, Purchaser was to acquire a 30% working interest in the GP Project and due to market conditions will not be in a position to fulfill its purchase obligations under the agreement.

WHEREAS, Purchaser has agreed that all rights, titles, interests and privileges granted to purchaser under the agreement are terminated herein and revert back to seller and all rights and obligations attributable thereto after the date of the agreement remained owned and borne by Seller in the percentage set forth in this agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

A.  Termination of Purchase of Oil and Gas Lease Working Interest

Following the receipt from Purchaser of a timely and duly executed original of this Termination Agreement and Mutual release as attached, Seller will acknowledge the Purchaser that the parties have mutually terminated the purchase and sale agreement.

Following the receipt from Seller of a timely and duly executed original of the Termination Agreement, discharge of the Convertible Note Agreement, The Purchaser will no longer be considered on title as a Working Interest owner in the oil and gas leases under the agreement and all rights, titles, interests and privileges granted to Purchaser under the agreement are terminated herein and revert back to Seller.

B. Consideration

No consideration will be due from Purchaser to Seller or from Seller to Purchaser.

ARTICLE II

Miscellaneous

A. Paragraph Headings

The paragraph headings inserted in this agreement are utilized solely for reference purposes and do not constitute substantive matter to be considered in construing the terms of this agreement.

B. Time is of the Essence

It is specifically understood and agreed that time is of the essence hereof.

C. Liability

All liability hereunder shall be several and not joint or collective.

D. Entire Agreement

This agreement contains the entire agreement between the parties hereto relative to the  GP Project Fowlkes Station leases  outlined as described in legal descriptions above.  Any prior agreements, promises, negotiations or representations not expressly set forth in this agreement are of no force and effect.  No variations, modifications, or changes herein or hereof shall be effective unless evidenced by a written document executed by the parties hereto.

F. Counterparts

This agreement may be executed in any number of counterparts and each counterpart so executed shall have the same force and effect as an original instrument and as if all of the parties to the aggregate counterparts had signed the same instrument, provided that this agreement shall not be effective, as to any party until executed by the party hereto.

G. Binding Agreement

The terms, covenants and conditions of this agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns, and such terms, covenants and conditions shall be deemed covenants running with the land; however, it is stipulated that no assignment or transfer by Purchaser however accomplished, of any right, title or interest acquired under the agreement shall relieve Purchaser of any liability or obligation previously incurred unless otherwise agreed to in writing by the parties subject hereto.

H. News Releases

Any party hereto desiring to issue a news release concerning operations conducted on the Contract Area shall provide the other parties hereto with copies of the proposed release and no such news release shall be issued without first obtaining the written consent of all parties hereto which consent shall not be unreasonable withheld.  The foregoing notwithstanding, unless the other parties object in writing to a proposed news release or the contents thereof within 24 hours after receipt of same, any party failing to object within the time provided will be conclusively presumed to have approved the proposed news release. The leases shall be referred to as the GP Project for identification purposes.

L. Governing Law

This Termination Agreement shall be governed by and construed in accordance with the State Laws of Texas in the United States of America.

 IN WITNESS WHEREOF, this instrument is executed in duplicate by each of the parties hereto as of the date hereinabove first written.

Seller: Wellington Capital Management Inc.

By:________________________Dated:______________

Purchaser: Tiger Renewable Energy Ltd.

By: ________________________Dated:______________